Exhibit (a)1.3

RUSSELL INVESTMENT COMPANY

FORM OF AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding the Liquidation of Certain Sub-Trusts

AMENDMENT NO. 2 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this        day of                 , 2009, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, the Trustees have adopted a Plan of Liquidation providing for the reorganization of the liquidation Russell Tax-Managed Global Equity Fund Sub-Trust and the implementation of further actions consistent therewith;

WHEREAS, the Trustees propose that such liquidations shall be effective at a date to be set by the officers of the Trust in consideration of operational considerations and the revision of disclosure and other materials relating to such Sub-Trust; and

NOW, THEREFORE, the Trustees hereby make the following revisions to the Agreement:

AMENDMENT OF ARTICLE IV

—	Without affecting the rights and preferences of any presently issued and outstanding shares of interest in the Trust, effective upon the liquidation of the Russell Tax-Managed Global Equity Fund, pursuant to a Plan of Liquidation approved in accordance with the terms and the conditions of the Agreement and the filing of this Amendment with appropriate authorities of the Commonwealth of Massachusetts and the State of Washington, Article IV is amended to delete the following name, “Russell Tax-Managed Global Equity Fund” in each place where such name shall appear.

The undersigned hereby certify that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year set forth herein above. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Kristianne Blake

Daniel P. Connealy	Jonathan Fine

Greg J. Stark	Raymond P. Tennison

Jack R. Thompson	Julie W. Weston